Amendment no. 1 To pricing supplement dated November 28, 2023 to prospectus dated April 13, 2023, prospectus supplement dated April 13, 2023 and product supplement no. 1-I dated April 13, 2023	Registration Statement No. 333-270004 Dated January 2, 2024 Rule 424(b)(3)

Callable Fixed to Floating Rate Notes due November 30, 2038

The section entitled “Comparable Yield and Projected Payment Schedule” in the pricing supplement dated November 28, 2023, related to the notes referred to above (the “pricing supplement”), is amended, restated and superseded in its entirety by the following:

Comparable Yield and Projected Payment Schedule

We have determined that the “comparable yield” is an annual rate of 6.27%, compounded quarterly. Based on our determination of the comparable yield, the “projected payment schedule” per $1,000 principal amount note consists of the following payments:

Payment Dates	Projected Payment Amounts	Payment Dates	Projected Payment Amounts
February 29, 2024	$25.00	August 31, 2031	$13.41
May 31, 2024	$25.00	November 30, 2031	$13.36
August 31, 2024	$25.00	February 29, 2032	$13.14
November 30, 2024	$25.00	May 31, 2032	$13.53
February 28, 2025	$25.00	August 31, 2032	$13.20
May 31, 2025	$25.00	November 30, 2032	$13.18
August 31, 2025	$25.00	February 28, 2033	$12.88
November 30, 2025	$25.00	May 31, 2033	$13.59
February 28, 2026	$13.21	August 31, 2033	$13.12
May 31, 2026	$14.25	November 30, 2033	$13.08
August 31, 2026	$13.93	February 28, 2034	$12.74
November 30, 2026	$13.92	May 31, 2034	$13.40
February 28, 2027	$13.58	August 31, 2034	$12.92
May 31, 2027	$14.39	November 30, 2034	$12.89
August 31, 2027	$13.93	February 28, 2035	$12.59
November 30, 2027	$13.91	May 31, 2035	$13.30
February 29, 2028	$13.74	August 31, 2035	$12.88
May 31, 2028	$14.19	November 30, 2035	$12.91
August 31, 2028	$13.86	February 29, 2036	$12.76
November 30, 2028	$13.82	May 31, 2036	$13.14
February 28, 2029	$13.44	August 31, 2036	$12.83
May 31, 2029	$14.13	November 30, 2036	$12.82
August 31, 2029	$13.63	February 28, 2037	$12.54
November 30, 2029	$13.61	May 31, 2037	$13.27
February 28, 2030	$13.29	August 31, 2037	$12.88
May 31, 2030	$14.02	November 30, 2037	$12.93
August 31, 2030	$13.54	February 28, 2038	$12.71
November 30, 2030	$13.52	May 31, 2038	$13.52
February 28, 2031	$13.19	August 31, 2038	$13.19
May 31, 2031	$13.91	November 30, 2038	$1,013.30

The amounts you actually receive on any Interest Payment Date, at maturity or upon any earlier sale or exchange of your notes will affect your income for that year, as described under “Material U.S. Federal Income Tax Consequences” in the pricing supplement. In addition, assuming a quarterly accrual period, the following table sets out the amount of OID that will accrue with respect to a note during each calendar period, based upon our determination of the comparable yield and projected payment schedule.

Calendar Period	Accrued OID During Calendar Period (Per $1,000 Principal Amount Note)	Total Accrued OID from Original Issue Date (Per $1,000 Principal Amount Note) as of End of Calendar Period
November 30, 2023 through December 31, 2023	$5.22	$5.22
January 1, 2024 through December 31, 2024	$61.61	$66.84
January 1, 2025 through December 31, 2025	$59.15	$125.99
January 1, 2026 through December 31, 2026	$57.84	$183.83
January 1, 2027 through December 31, 2027	$57.98	$241.81
January 1, 2028 through December 31, 2028	$58.12	$299.93
January 1, 2029 through December 31, 2029	$58.31	$358.24
January 1, 2030 through December 31, 2030	$58.55	$416.79
January 1, 2031 through December 31, 2031	$58.83	$475.61
January 1, 2032 through December 31, 2032	$59.17	$534.78
January 1, 2033 through December 31, 2033	$59.57	$594.35
January 1, 2034 through December 31, 2034	$60.04	$654.39
January 1, 2035 through December 31, 2035	$60.57	$714.96
January 1, 2036 through December 31, 2036	$61.14	$776.09
January 1, 2037 through December 31, 2037	$61.76	$837.85
January 1, 2038 through November 30, 2038	$57.16	$895.01

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount of any payment that we will make on the notes. The amount you actually receive at maturity or earlier sale or exchange of your notes will affect your income for that year, as described under “Material U.S. Federal Income Tax Consequences” in the pricing supplement.

CUSIP:	48130CDV4

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-3 of the pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amendment, the pricing supplement or the accompanying product supplement and prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this amendment together with the pricing supplement and the related product supplement and prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Terms Specific to the Notes” in the pricing supplement.

•      Pricing supplement dated November 28, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000121390023091504/ea166057_424b2.htm

•      Product supplement no. 1-I dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/1665650/000121390023029554/ea152829_424b2.pdf

•      Prospectus supplement and prospectus, each dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf